Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Auxilium Pharmaceuticals, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-127489) and in the Registration Statement on Form S-8 (No. 333-117595) of Auxilium Pharmaceuticals, Inc. of our report dated March 14, 2006 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

March 27, 2006